Exhibit 3.11
Trucom Corporation

970408000414
CERTIFICATE OF INCORPORATION
OF
TRUCOM CORPORATION
     Under Section 402 of the Business Corporation Law
     IT IS HEREBY CERTIFIED THAT:
     1. The name of the proposed corporation is Trucom Corporation.
     2. The purpose or purposes for which this corporation is formed are as follows, to with:
          To engage in any lawful act or activity for which corporations may be formed under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such (Illegible) or approval first being obtained.
          To adopt, apply for, obtain, register, purchase, lease or otherwise acquire and to maintain, protect, hold, use, own, exercise, develop, manufacture under, operate and introduce, and to sell and grant (Illegible) or other rights in respect of, assign or otherwise dispose of, and to account, or in any manner deal with and contract with reference to, any trademarks, trade names, patent, patent rights, concessions, franchises, designs, copyrights and distinctive marks and rights analogous thereto, and inventions, devices, improvements, processes, recipes, formulae and the like, including such thereof as may be secured or received under, Letters Patent of the United States of America or also where, and any licenses in respect thereof and any or all rights connected therewith or pertaining thereto.
          To purchase, receive, lease or otherwise acquire and to manage, hold, own use, improve, convey, sell, mortgage, or otherwise deal in and with lands, buildings, and real property of every description, or any interest therein.
          In furtherance of its corporate business and subject to the limitation prescribed by statute; to acquire by purchase, exchange or otherwise, all or any part of, or any interest in the properties, (Illegible), (Illegible) and good will of any one or more corporations, associations, partnership, firms, syndicates or individuals and to pay for the same in cash, property of its own, or other securities, to hold, operation, (Illegible), (Illegible), mortgage, pledge, sell, exchange, or in any manner dispose of the whole or any part thereof, and in connection therewith, to assume or guarantee performance of any liabilities, obligations or contracts of corporations, associations, partnerships, forms, syndicates, or individuals, and to conduct in any lawful manner the whole or any part of any similar business thus acquired.

          To borrow money, and to make and (Illegible) notes, bonds, debentures, obligations and evidence of indebtedness of all kinds, whether secured or unsecured, without limit as to (Illegible) and to (Illegible) by mortgage, pledge or otherwise; and (Illegible) to make and (Illegible) agreements and contracts of every kind and description, including contracts of guaranty and (Illegible).
          To lend money for its corporate purposes, invest and reinvest its funds, and take, hold and deal with real and personal property as security for the payment of funds so loaned or invested.
          To the same extent as natural persons might or could do, to purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, loose, exchange, hire, convey, mortgage or otherwise, dispose of and deal in lands and lease holds, and any interest, (Illegible) and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein experienced.
          To purchase, manufacture, produce, assemble, receive, loose or in any manner acquire, hold, own, use, operate, import, export, sell, loose, assign, transfer and generally to trade and deal in and with raw materials, natural or manufactured articles or products, machinery, equipment, devices, systems, parts, supplies, apparatus and personal property of every kind, nature, or description, tangible or intangible, used to engage and participate in any (Illegible), manufacturing or trading business of any kind or character.
          To participate with others in any corporation, partnership, limited partnership, joint venture, or other association of any kind, or in any transaction, undertaking or arrangement which the participating corporation would have power: to conduct by itself, whether or not such participation involves sharing or delegation of control with or to others, and to the extent permitted in any other jurisdiction to be an incorporation, promotor or manager of other corporations of any type or kind.
          The business or purposes of the corporation is from time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its said (Illegible), or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of New York, and in the various other states, territories, and dependables of the United States, in the District of Columbia, and its all or any foreign countries.
          The corporation, in furtherance of its corporate purposes above set forth, shall have all of the powers (Illegible) in Section 202 of the Business Corporation Law or any other statute of the State of New York.
     3. The aggregate number of shares which the corporation shall have the authority to issue is 200 shares, no par value.

     4. (Illegible) by the corporation.
     5. The personal liability of the directors of the corporation is hereby (Illegible) to the (Illegible) Corporation Law of the State of New York, as the (Illegible) may be (Illegible) and (Illegible).
     6. The principal office of the corporation is to be located in the County of New York, State of New York.
     7. The Secretory of State is designated as agent of the corporation upon whom (Illegible) it may be served. The post office address to which the Secretary of State (Illegible) a copy of any process (Illegible) the corporation (Illegible) upon (Illegible) Third Avenue, New York, NY 10022.
          The undersigned incorporator is a (Illegible) person of the age of eighteen years or over.
          IN WITNESS WHEREOF, this certificates has been (Illegible) this (Illegible)day of April, 1997 by the undersigned who (Illegible).

/s/ Judith Olson
Judith Olson, Incorporator
c/o Stein Riso Haspel & Jacobs, LLP 805 Third Avenue New York, NY 10022

(Illegible)
CERTIFICATE OF INCORPORATION
OF
TRUCOM CORPORATION
UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW

ACR BILLED — 41	STATE OF NEW YORK (Illegible) (Illegible) (Illegible)

	By:	/s/ Illegible
FILED BY:
STEIN RISO HASPEL & JACOBS, LLP
805 THIRD AVENUE, 21ST FLOOR
NEW YORK, NEW YORK 10022

4